Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-102259



                        TEVA PHARMACEUTICAL FINANCE B.V.

                     TEVA PHARMACEUTICALS INDUSTRIES LIMITED

                                SUPPLEMENT NO. 4
                             DATED OCTOBER 26, 2004
                                       TO
                                   PROSPECTUS
                              DATED MARCH 21, 2003
                                       AS
                                  SUPPLEMENTED
                                       BY
                      SUPPLEMENT NO. 1 DATED APRIL 11, 2003
                                       AND
                      SUPPLEMENT NO. 2 DATED JULY 22, 2003
                                       AND
                     SUPPLEMENT NO. 3 DATED OCTOBER 1, 2003

     This supplement is part of and should be read in conjunction with our prospectus dated March 21, 2003, as supplemented by Supplement No. 1, dated April 11, 2003; Supplement No. 2, dated July 22, 2003 and Supplement No. 3, dated October 1, 2003 (as supplemented, the "Prospectus"). The information we present in this supplement supersedes similar information previously included in the Prospectus.

     We are supplementing the information under the caption "Selling Securityholders" to revise certain information with respect to existing Selling Securityholders and the number of Debentures and ADRs owned and offered thereby and to include new Selling Securityholders and the number of Debentures and ADRs owned and offered thereby:



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                                                                        Principal
                                                                        Amount of
                                                                        Debentures
                                                                        Owned and      ADRs
                                                                         Offered      Offered
Name and Address of Selling             ADRs Beneficially Owned          Hereby       Hereby    ADRs Beneficially Owned
Securityholder                           Before Offering (1)(2)       (in $1,000s)     (1)         After Offering (2)
                                        -------------------------     -------------   -------   -----------------------
                                         Amount    Percentage (3)                               Amount    Percentage (3)
                                         ------    --------------     -------------   -------   -------   -------------

Banc of America Securities LLC (4)      6,993          *                   300          6,993      0          N/A
  100 W. 33rd Street
  New York, NY 10001


Deutsche Bank Securities Inc. (4)      233,106         *                10,000        233,106      0          N/A
  1251 Avenue of the Americas,
  26th Floor
  Mailstop NYC07-2638
  New York, NY 10020

Swiss Re Financial Products
  Corporation                          233,106         *                10,000        233,106      0          N/A
  55 East 52nd Street
  New York, NY 10055

Tykhe Fund                             46,621          *                 2,000         46,621      0          N/A
  c/o Goldman Sachs
  489 Fifth Avenue, 26th Floor
  New York, NY 10017

UBS AG London - F/B/O HFS              69,932          *                 3,000         69,932      0          N/A
  c/o UBS
  100 Liverpool Street
  London, EC2M 2RH
  United Kingdom




--------

* Less than 1%

(1) Assumes conversion of all of the selling securityholder's Debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 1.50% Convertible
Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.



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